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                                                                    EXHIBIT 5.1
                       [LETTERHEAD OF LATHAM & WATKINS]
                               October 27, 1995
Health Care Property Investors, Inc.
10990 Wilshire Boulevard, Suite 1200
Los Angeles, California 90024

    Re: $200,000,000 Aggregate Offering Price of Securities of Health Care
        Property Investors, Inc. (File No. 33-62811)

Ladies and Gentlemen:

  At your request, we have examined the registration statement on Form S-3 (File No. 33-62811) (the "Registration Statement") being filed by you with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, of up to $200,000,000 aggregate offering price of securities (the "Securities"), consisting of one or more series of debt securities (the "Debt Securities"), one or more series of shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), shares of common stock, par value $1.00 per share (the "Common Stock") and rights to purchase common stock (the "Rights"). We also have examined the existing indenture (the "Indenture") dated as of September 1, 1993 between Health Care Property Investors, Inc. (the "Company"), and The Bank of New York, as Trustee, which has been filed with the Commission and incorporated by reference to the Registration Statement, relating to the Debt Securities.

  In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

  We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California, the General Corporation Law of the State of Maryland, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Maryland, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
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  Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

    1. The Debt Securities have been duly authorized by the Company, and when the Debt Securities have been duly established by the Indenture, duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Debt Securities will constitute valid, binding and enforceable obligations of the Company,

    2. The Preferred Stock has been duly authorized by the Company, and when the Preferred Stock has been duly established in accordance with the terms of the Company's Articles of Amendment and Restatement and applicable law, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Preferred Stock will be validly issued, fully paid and nonassessable.

    3. The Common Stock, including any Common Stock that may be issuable pursuant to the conversion of any Debt Securities or Preferred Stock, has been duly authorized, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

  The opinion rendered in clause 1 above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles relating to or affecting the rights and remedies of creditors; (ii) limitations imposed by California or federal law or equitable principles on the availability of specific performance, injunctive relief or other equitable remedies; (iii) we advise you that a California court may not strictly enforce certain covenants contained in the Indenture or allow acceleration of the maturity of the indebtedness evidenced by the Debt Securities if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances; (iv) certain rights, remedies and waivers contained in the Indenture may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Indenture invalid as a whole; (v) applicable California laws or judicial decisions may require that a judgment for money damages rendered in the United States be expressed in United States dollars; and (vi) we express no opinion with respect to whether acceleration of Debt Securities may affect the collectibility of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

  To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein.

                                          Very truly yours,
                                          LATHAM & WATKINS